OPERATING AGREEMENT OF W.A. CHESTER, L.L.C.

            This Operating Agreement (this "Agreement") of W.A. Chester, L.L.C. (the "Company), is hereby amended and entered into by Pepco Enterprises, Inc., a Delaware corporation (the "Member"). Pepco Enterprises, Inc. is the sole member of the Company following (i) the merger on March 13, 2000 of Cove Point Energy Company-into Pepco Energy Company, and (ii) the Change of Name of Pepco Energy Company to Penink, Inc. on April 26, 2000 and the subsequent merger of Penink, Inc. into Pepco Enterprises, Inc. on April 27, 2000.)

ARTICLE I Company Formation and Registered Agent

            1.1            FORMATION. The Company was organized as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. Code Sections 18-101 et seq., as amended from time to time, and any successor statute (the "Act"). A Certificate of Formation has been executed, acknowledged and filed with the Secretary of State on December 13, 1995.

            1.2            NAME. The name of the Company is W.A. Chester, L.L.C.

            1.3            REGISTERED OFFICE AND AGENT. The address of its registered office in the State of Delaware is: 1013 Centre Road, Wilmington, DE 19805, and its registered agent is Corporation Services Company.

            1.4            TERM. The Company shall continue until dissolved with the following exceptions:

(a)	A vote for dissolution by the Member; or
(b)	Any event which makes it unlawful for the business of the company to be carried on by the Member; or
(c)	The dissolution, resignation, bankruptcy or retirement of the Member or the occurrence of any other event that terminates the continued membership of the Member under the Act; or
(d)	Any other event causing a dissolution of a limited liability company under the Act.

            1.5            BUSINESS PURPOSE. The purpose of the Company is to engage in any lawful activity permitted under the Act and any activities incidental or related thereto.

            1.6            PRINCIPAL PLACE OF BUSINESS. The location of the principal place of business of the Company is 1801 K Street, N.W., Suite 900, Washington, D.C. 20006 or such other location as the Management Committee may decide from time to time.

            1.7            THE MEMBER. The name and place of business of the Member is contained in Exhibit A attached to this Agreement.

ARTICLE II Capital Contributions

            2.1            INITIAL CONTRIBUTION. The Member shall contribute to the Company capital in immediately available funds in the amounts described in Exhibit A attached to this Agreement.

            2.2            ADDITIONAL CONTRIBUTIONS. The Member is not obligated to make any additional contribution to the Company's capital until it is so decided by a majority of the Management Committee.

ARTICLE III Profits, Losses and Distributions

            3.1            PROFITS/LOSSES. All items of Company income, gain, loss and deduction shall be allocated to the Member, and shall be credited or debited to its respective capital accounts in accordance with Treasury Regulations section 1.704-1 (b)(2)(iv), so as to ensure to the maximum extent possible that such allocations satisfy the economic effect equivalence test of Treasury Regulations section 1.704-1 (b)(2)(ii)(i) and that all allocations of items that cannot have economic effect (including credits and nonrecourse deductions) are allocated to the Member in accordance with the Member's interests in the Company.

            3.2            DISTRIBUTIONS. The Management Committee shall determine the amount and timing of all distributions of net cash of the Company available after appropriate provision for expenses and liabilities. All distributions shall be made in proportion to the Member's Membership Interest in the Company as set forth in Exhibit A as such Exhibit may be amended from time to time.

ARTICLE IV Management and Indemnification

             4.1       ACTIONS BY MEMBER

             (a)       Except as otherwise set forth herein, all decisions, consents, approvals and actions of the Member regarding the Company, its operations and affairs shall require the affirmative vote of the Management Committee. Any decision, consent, approval or action shall be effective immediately upon the affirmative vote of the Management Committee as set forth in this Section 4.1, provided that the Chairman of the Management Committee gives each Manager entitled to vote on such matter at least two (2) business days' prior written notice of such vote (specifying in reasonable detail the matter to be voted on and basis for undertaking such matter), and shall not be conditioned upon there being a meeting, a quorum or any other procedure or prerequisite.

             (b)       Meetings of the Management Committee may be held via conference telephone call, in person or in person with any number of Managers participating by conference telephone call. The Chairman of the Management Committee, on his or her own initiative or at the request of any Manager, shall call meetings of Managers for any purpose. The Secretary shall give notice to each Manager of each meeting, including the time, place and purpose of such meeting. Notice of each such meeting shall be given to each Manager at the address set out in Exhibit A hereto, as amended from time to time, at least two days before the day on which such meeting is to be held, or shall be sent to Managers at such address by telegraph, cable, wireless or other form of recorded communication, or be delivered personally or by telephone not later than the day before the day on which such meeting is to be held. A written waiver of notice, signed by the person entitled thereto whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice. Each Manager may designate an individual to act as the Manager's Representative at a meeting of the Management Committee. Each Manager may change such designation at any time upon written notice to all other Managers and to the Chairman of the Management Committee.

            4.2            BOARD OF MANAGERS

             (a)       The business and affairs of the Company shall be managed by a Management Committee, which shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, and to take such action as it deems necessary or appropriate in connection therewith.

             (b)       The number of individuals constituting the Management Committee shall be four (4). Each such person (a "Manager") shall hold office until his or her successor shall have been elected and qualified. Managers need not be a Member of the Company.

             (c)       The Management Committee shall be selected by the Chairman. The persons set forth below are hereby appointed as the initial Management Committee:

Steven M. Scherer, Chairman John H. Wilson, Jr., Vice Chairman Robert L. Thompson, Jr. Richard P. Battista

             (d)       A majority of the Managers fixed by Section 4.2(b) (present in person or by teleconference) shall constitute a quorum for the transaction of business at any meeting of the Management Committee. The act of the majority of Managers present at a meeting at which a quorum is present shall be the act of the Management Committee.

             (e)       Any action required to be taken at a meeting of the Management Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Managers.

             (f)       Each Manager shall be an "authorized person" as defined in the Act and is authorized to execute or file a document required or permitted to be filed on behalf of the Company.

            4.3            OFFICERS

             (a)       The Chairman and the Vice Chairman of the Management Committee shall have the power and authority to execute on behalf of the Company, and obligate the Company to perform, any contracts, agreements and other documents and instruments specifically approved by the Board. The Vice Chairman shall perform the duties of the Chairman at the request of the Chairman, or upon the refusal or inability of the Chairman to perform such responsibilities.

             (b)       The Management Committee may, from time to time, appoint such other Company officials as the Management Committee deems necessary or appropriate. Such Company officials shall at all times serve under the supervision and at the pleasure of the Management Committee, and shall each have such authority and perform such duties in the management of the property, business and affairs of the Company as by custom generally pertain to their respective offices, as well as such authority and duties as from time to time may be conferred by the Management Committee.

            4.4            RECORDS AND ACCESS TO RECORDS

             (a)       At all times during the term of the Company, the Management Committee shall keep or cause to be kept full and true books of account maintained in accordance with United States generally accepted accounting principles as in effect from time to time ("GAAP") in which shall be entered fully and accurately each transaction of the Company. Such books of account, together with a copy of this Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Company (or such other location(s) approved by the Management Committee from time to time) and shall be open to inspection and examination at reasonable times by the Member and its duly authorized representatives for any purpose reasonably related to such Member interests.

             (b)       For purposes of making allocations and distributions hereunder (including, without limitation, distributions in liquidation of the Company in accordance with capital account balances as required in Section 3.1, capital accounts and profits, losses and other items described in Section 3.1 shall be determined in accordance with federal income tax accounting principles, utilizing the accrual method of accounting, with the adjustments required by Treasury Regulations section 1.704(b) to properly maintain capital accounts. The Member acknowledges that the capital account balance of the Member for the purposes described in the preceding sentence are not computed in accordance with generally accepted accounting principles GAAP and accordingly that any GAAP financial statements for the Company do not reflect their true capital account balances for purposes of determining allocations and making liquidating distributions to the Member hereunder.

            4.5            FINANCIAL STATEMENTS. The Management Committee shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company and the following financial statements, unless otherwise approved by the Management Committee:

             (a)       balance sheet of the Company as of the close of each month, fiscal quarter and taxable year;

             (b)       statement of the Company profits and losses for each taxable year;

             (c)       statement of cash flow for the Company for each taxable year;

             (d)       statement of the Member's capital account as of the close of each taxable year, and changes therein during such year; and

             (e)       a statement of the Member' s share of each item of Company income, gain, loss, deduction, or credit for each taxable year for income tax purposes.

            Except as contemplated by Section 4.4, such financial statements shall be prepared in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of notes.

            4.6            BANK OR BROKERAGE ACCOUNTS; CONTRACTS. All funds of the Company shall be deposited in the Company's name in such bank or brokerage account or accounts as shall be designated by the Management Committee.

            Any expenditure or commitment (including service and customer contracts) in excess of Two Million Dollars ($2,000,000) shall require the approval of at least two members of the Management Committee.

            All contracts, bonds and other agreements and undertakings of the Company shall be executed by the Vice Chairman, Chief Executive Officer, President, a Vice President, the Secretary or the Controller and by such other officer or officers, if any, as may be designated, from time to time, by the Management Committee.

            Whenever any instrument is required hereunder to be signed by more than one officer of the Company, no person shall so sign in more than one capacity.

            4.7            RIGHT TO MAKE SECTION 754 ELECTION. The Management Committee may, at its sole discretion, make or revoke, on behalf of the Company, an election in accordance with section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of section 734 of the Code, and in the case of an assignment of Membership Interest within the meaning of section 743 of the Code. The Member shall, upon request of the Management Committee, supply the information necessary to give effect to such an election.

            4.8            TAX MATTERS PARTNER

             (a)       Designation. Pepco Enterprises, Inc. is hereby designated as the initial "Tax Matters Partner" (the "TMP"), of the Company as defined in section 623l(a)(7) of the Code and, in such capacity, shall have the power subject to Section 4.8(d) below to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the IRS relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes. The TMP shall use its best efforts to comply with the responsibilities (including, without limitation, the making of elections and preparing of returns) outlined in this Section 4.8 and in sections 6622 through 6231 and 6050K of the Code and in doing so shall incur no liability, provided, that such efforts are undertaken in good faith and in a manner that the TMP believes to be in the best interest of the Company.

             (b)       IRS Notices. The TMP shall, within thirty (30) days after the TMP's receipt of any notice from the IRS in any administrative proceeding at the Company level relating to the determination of any Company items of income, gain, loss, deduction or credit, give or mail a copy of such notice to the Company.

             (c)       New Tax Matters Partners. The TMP shall be subject to re-appointment each year. The Member may at any time hereafter designate a new TMP; provided, however, that the TMP for a given taxable year continue as TP with respect to all matters concerning such year.

             (d)       No Discretion. Unless otherwise expressly provided in this Agreement, or required by the Code or Regulations the TMP shall act (or refrain from acting) on behalf of the Company in accordance with the directions of the Management Committee, and shall-make no election, declaration or statement, settle or compromise any audit matter or dispute, or execute or file any tax return, tax filing or other document on behalf of the Company without the prior approval of the Management Committee.

             (e)       Income Tax compliance and Capital Accounts. The TMP shall prepare or cause to be prepared and filed, when and as required by applicable law, all federal, state and local income tax information returns or requests for extensions thereof. Not less than thirty (30) days prior to the due date (including extensions) for any return (but not later than August 15 of each year), the TMP shall submit a copy of the return as proposed for review and a schedule showing the Member's allocable share of Company tax attributes ("Tax Attributes") sufficient to allow the Member to include such Tax Attributes in its federal income tax return.

             (f)       Tax Elections. The TMP shall make the following tax elections on behalf of the Company:

                   (i)        Unless required to adopt a different taxable year pursuant to section 706(b) of the Code, adopt the calendar year as the annual accounting period;

                   (ii)       Adopt the accrual method of accounting;

                   (iii)       Deduct interest expense and taxes attributable to the construction or installation of real and personal property improvements to the fullest extent permitted by the Code;

                   (iv)       Compute the allowance for depreciation under the most accelerated tax depreciation method and using the shortest life and lowest salvage value authorized by applicable law, with respect to all depreciable assets;

                   (v)       If allowed by the Code, and to the maximum extent allowable, elect to take available investment tax credit on the full basis of each asset; and

                   (vi)       Make such other elections as the TMP shall have been directed in writing by the Management Committee to make. The requirement to make any of the elections set forth above is predicated upon the assumption that current federal income tax law will continue in force. If any legislative change is made in the Code or any other tax statutes or by the IRS in regulations and other pronouncements or by the courts in ease law affecting any of such elections so as to materially alter the economic result of the required election, the TMP shall make such election in respect of the item so affected as directed by the Management committee; provided, however, that such election shall be made in a manner consistent with the best interests of the Member.

                  Prior to making any change in the tax elections required above, the TMP shall give at least thirty (3) calendar days' written notice specifying such change.

            4.9            INDEMNIFICATION AND EXCULPATION

             (a)       With respect to a Company Manager, Member, officer or employee, the Company shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit, claim or proceeding (collectively, a "Suit"), whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a Manager, Member, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Where required by law, the indemnification provided for herein shall be made only as authorized in the specific case upon a determination, in the manner provided by law, that indemnification is proper in the circumstances. The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification provided herein shall include, but not be limited to, expenses (including attorneys' fees), judgments, fines and amounts paid in connection with the resolution of a Suit, whether as a result of (i) a final adjudication, (ii) settlement, (iii) summary judgment, (iv) dismissed counts or (v) otherwise. In the manner provided by law, any such expenses shall be paid by the Company in advance of the final disposition of such Suit and the repayment of such advancements will be required only if it shall ultimately be determined that the person who received such advance is not entitled to indemnification. The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other person in .the manner and to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Company may be entitled under agreement, vote of the Member or disinterested Managers or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The provisions hereof shall be applicable to all Suits made or commenced after the date of incorporation of the Company, whether arising from acts or omissions to act occurring before or after such date. The provisions hereof shall be deemed to be a contract between the Company and each Manager, Member, officer or employee who serves in such capacity at any time while the provisions hereof and the relevant provisions of the laws of the State of Delaware and' other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any facts or any Suit then or theretofore existing, or any Suit thereafter brought or threatened based in whole or in part on any such facts. If any provision hereof shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof.

             (b)       Notwithstanding any other term of the Agreement, whether express or implied, or obligation or duty at law or in equity, neither the Member, its affiliates, nor any of its respective Managers, officers, directors, shareholders, partners, employees, or agents or any other officer, employee, representative or agent of the company and its affiliates (individually, a "Covered Person" and collectively, the "Covered Persons") shall be liable to the Company or the Member for any act or omission (in relation to the Company or this Agreement) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided that such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

                  A Covered Person may rely and shall incur no liability in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by any officer of any Person in order to ascertain any fact with respect to such Person or within such Person's knowledge and may rely on an opinion of counsel reasonably selected by such Covered Person with respect to legal matters unless such Covered Person acts in bad faith.

                  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

            4.10            FEES AND EXPENSES

             (a)       Except as approved by the Board and as otherwise provided in subsection (b) below, no Member, Manager or officer of the Company shall be entitled to any fees or other compensation in connection with their acting in their capacities as such.

             (b)       The Company shall reimburse each Manager and officer of the Company for all ordinary and reasonably necessary out-of-pocket expenses incurred with the approval of the Management Committee when acting in such capacity on behalf of the company, upon submission of proper receipts therefor.

            4.11      NOMINEE. Title to the Company's assets shall be held in the Company's name or in the name of any nominee that the Management Committee may designate. The Management Committee shall have power to enter into a nominee agreement with any such person, and such agreement may contain provisions indemnifying the nominee, except for his or her willful misconduct.

ARTICLE V Transfers
5.1 ASSIGNMENT. The Member may not sell, assign or otherwise dispose of all or any part of its interest in the Company. SIGNED AND AGREED as of the 27th of April, 2000.
W. A. CHESTER, L.L.C. /s/ Steven M. Scherer Steven M. Scherer, Chairman
EXHIBIT A W. A. CHESTER, L.L.C. MEMBER, CAPITAL COMMITMENT, AND MEMBERSHIP INTERESTS
Member	Initial Capital Contribution	Membership Interest
Pepco Enterprises, Inc. 1801 K Street, N. W. Suite 900 Washington, DC 20006	$1,000	100%